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                                                                 EXHIBIT 99.3(d)

                            CERTIFICATE OF AMENDMENT
                                TO THE BYLAWS OF
                       FORTIS BENEFITS INSURANCE COMPANY

The following amendments to Article III. and Section 7. of Article VII. of the Bylaws were adopted, by unanimous vote at the Annual Stockholders' Meeting held April 30, 1999:

     RESOLVED, that Article III. of the Company Bylaws is deleted in its entirety and replaced with the following, effective May 1, 1999:

                                  ARTICLE III.
                                    OFFICERS

     ELECTION AND REMOVAL

     Section 1. The officers of the Company shall be elected to serve during the pleasure of the Board of Directors, except that the Chairman, if any, and the President shall be elected by the Board of Directors to serve for one year or until the election and qualification of their successors; and the Board of Directors may at any time create additional offices and define the duties thereof, or, with or without cause, abolish offices and remove the incumbents therefrom.

     NUMBER

     Section 2. The Board of Directors shall elect a President, a Secretary, and a Treasurer, and may elect a Chairman, one or more Executive Vice Presidents, one or more Vice Presidents, an Appointed Actuary, and such additional officers as it may in its discretion determine. Any two (2) or more offices may be held by the same person, except that no person shall hold both the offices of Chairman and Secretary, and that no one person shall hold both the offices of President and Secretary.

     DUTIES OF CHAIRMAN

     Section 3. The Chairman shall be responsible for making recommendations concerning Company policy to the Board of Directors or the Executive Committee and presiding at meetings of Stockholders and the Board of Directors. The Chairman shall be consulted on major policy decisions and shall act in an advisory capacity in connection with the business of the corporation, and shall perform such other duties as may be specifically assigned by the Board of Directors.
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     DUTIES OF PRESIDENT

     Section 4. The President shall be the Chief Executive Officer of the Company with general responsibility for the efficient, profitable management of the Company, and for designating the duties, powers and authority of all officers and employees of the Company. The President shall be a member of the Executive Committee and shall have the authority to delegate any of said duties.

     In the absence of the Chairman, the President shall assume the Chairman's duties.

     In the event of the inability of the President to act, the Executive Vice President with the greatest seniority in the Group Non-Medical business unit; otherwise the Executive Vice President with the greatest seniority in the Fortis Financial Group business unit, shall perform the duties and exercise the powers of the President until some person is appointed by the Board of Directors or the Executive Committee.

     DUTIES OF EXECUTIVE VICE PRESIDENT

     Section 5. The Executive Vice Presidents shall assist the President, and shall have specific accountability for the quality of performance in those areas of the Company's operations which the President shall designate. The Executive Vice Presidents shall have such additional responsibilities as may be assigned by the Board of Directors or the President.

     DUTIES OF THE VICE PRESIDENT

     Section 6. The Vice Presidents, one or more of whom may be elected in the discretion of the Board of Directors, shall have such duties as the Board of Directors or the President shall prescribe.

     DUTIES OF THE SECRETARY

     Section 7. The Secretary shall take charge of and affix the seal of the Company to all certificates of stock. The Secretary shall be present at all meetings of the Stockholders and of the Board of Directors, shall attend meetings of the Executive Committee and other committees as requested, shall keep a true and accurate record of all meetings in books provided for that purpose, and shall be the custodian of all the official corporate papers of the Company except those of a financial nature. In the absence of the Secretary, one or more Assistant Secretaries shall be appointed by the President to execute the foregoing duties. The Secretary shall perform such other assignments as may be made by the Board of Directors or the President.

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DUTIES OF TREASURER

    Section 8. The Treasurer shall be accountable, jointly with such other officer or officers as may be designated by the Board of Directors, or the President, for the safekeeping of all monies and securities of the Company, consistent with the rules adopted by the Board of Directors therefor. The Treasurer shall keep a complete record of all investments, mortgages and securities and shall attend to the collection of payments and interest due thereon, shall keep the Company's monies deposited in the name of the Company unless the Board of Directors shall direct otherwise, control the amount of bank balances in each depository of the Company, and shall have such other responsibility as may be assigned by the Board of Directors or the President.
In the absence of the Treasurer, one or more Assistant Treasurers shall be appointed by the President to execute the foregoing duties.

DUTIES OF APPOINTED ACTUARY

    Section 9. The Appointed Actuary shall be responsible for the valuation of liabilities, monitoring the adequacy of the reserves and the annual asset adequacy analysis. The Appointed Actuary shall assist with the financial reporting and annual and quarterly statement preparation and review, and shall have such other duties as may be assigned by the Board of Directors or the President. The Appointed Actuary shall meet the qualification standards established by the American Academy of Actuaries.

DUTIES OF OTHER OFFICERS

    Section 10. The Other Officers, who may be elected in such number and with such titles as the Board of Directors may in its discretion determine, shall have such duties as the Board of Directors or the President shall prescribe.

    FURTHER RESOLVED, that Section 7. of Article VII. of the Company Bylaws is deleted in its entirety and replaced with the following, effective May 1, 1999:

    Section 7. Policies of insurance issued by the Company shall be signed by the President or a Vice President and by the Secretary or other officer of the Company. Both signatures may be facsimiled, engraved or printed if the policy is countersigned by a duly authorized registrar, agent, officer or employee designated by the President, or his designee, and Secretary, or Assistant Secretary, for such purpose. All other contracts shall be signed by an officer of the Company. Such signature may be facsimiled, engraved or printed if the contract is countersigned by a duly authorized registrar, agent, officer or employee designated by the President, or his designee, and Secretary, or Assistant Secretary, for such purpose. The President, a Vice President or the Treasurer shall execute the transfer and assignment of any and all securities owned by the Company.